Exhibit 10.1

INSTINET 2004 PERFORMANCE SHARE PLAN

SECTION 1.

NAME AND PURPOSES OF THE PLAN; DEFINITIONS

(a) Name. The name of this plan is the Instinet 2004 Performance Share Plan (the “Plan”).

(b) Purposes. The purposes of the Plan are to incentivize and encourage selected employees of Instinet Group Incorporated (the “Company”) and its Subsidiaries, upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business, to achieve predetermined performance goals and to obtain a stake in the growth and prosperity of the Company.

(c) Definitions. The following terms are defined as set forth below:

“Affiliate” means any corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated association or other entity (other than the Company) that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company.

“Agreement” means any agreement, letter or other instrument by which an Award is granted to a Participant, setting forth the terms and conditions of the Award as determined by the Committee. Such terms and conditions may include, without limitation, requirements for continued employment, performance goals, and compliance with covenants not to compete or other covenants.

“Award” or “Performance Share Award” means a grant of a right to receive shares of Stock which is contingent on the achievement of performance objectives during a specified period, as more specifically described in Section 4, subsequent Sections hereof and any applicable Agreement.

“Board” means the Board of Directors of the Company as constituted from time to time.

“Business Combination” means a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the stock or assets of another entity.

“Cause”, with respect to any Participant, means:

(i)	the commission by the Participant of any act or omission that would constitute a felony under applicable federal, state or foreign law;

(ii)	the commission by the Participant of any act of moral turpitude;

(iii)	fraud, dishonesty or other acts or omissions by the Participant that result in a breach of any fiduciary or other material duty to the Company and/or any of its Subsidiaries or Affiliates;

(iv)	continued alcohol or other substance abuse by the Participant that renders the Participant incapable of performing his or her material duties to the satisfaction of the Company and/or its Subsidiaries;

(v)	any act or omission by the Participant that is a violation of any applicable federal or state or other securities law, regulation or rule or of any applicable rule or regulation of any self-regulatory organization; or

(vi)	any failure by the Participant to act in the best interests of the stockholders of the Company.

In general, whether or not a Termination of Employment is for Cause shall be determined by the Committee or its delegee, in its, his or her sole discretion.

“Change in Control” means the occurrence of any one of the following:

(i)	The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the Requisite Percentage of either the Outstanding Company Common Stock or the combined voting power of the Outstanding Company Voting Securities; provided, however, that for purposes of this subpart (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company or Reuters or its controlled affiliates, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this definition; or

(ii)	The members of the Incumbent Board cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)	Consummation of a Business Combination, in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, the Requisite Percentage of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination. Notwithstanding the foregoing, unless the Board in its sole discretion determines otherwise, none of the foregoing events shall be a Change in Control if (I) they occur in connection with or as a result of a strategic merger, business combination, joint venture or asset transfer with or to another entity that participates in the same or similar businesses to the businesses of the Company, or (II) following the occurrence of such event, Reuters owns a percentage of the Outstanding Company Common Stock that is at least equal to thirty percent (30%) percent and exceeds the percentage owned by any other single shareholder.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor, along with related rules, regulations and interpretations.

“Committee” means the Committee of the Board referred to in Section 2.

“Company” means Instinet Group Incorporated, a Delaware corporation, and any successor thereto.

“Covered Employee” means any employee of the Company or any of its Subsidiaries who is a “covered employee” within the meaning of Section 162(m) of the Code.

“Disability” means a mental or physical illness that entitles the Participant to receive benefits under the long-term disability plan of the Company or Subsidiary thereof that covers such Participant, or if there is no such plan or the Participant is not covered by such a plan, a mental or physical illness that renders a Participant totally and permanently incapable of performing the Participant’s duties for the Company, as determined by the Committee. Notwithstanding the foregoing, a Disability shall not qualify under this Plan if it is the result of (i) a willfully self-inflicted injury or willfully self-induced sickness; or (ii) an injury or disease contracted, suffered or incurred while participating in a criminal offense. The determination of Disability for purposes of this Plan shall not be construed to be an admission of disability for any other purpose.

“Effective Date” means the date on which the Plan is initially approved by stockholders as set forth in Section 12.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” means (i) (A) with respect to grant value of an Award, the average closing price (as reported by Nasdaq or, if applicable, any other national stock exchange on which the Stock is trading or admitted to trading) of shares of Stock during the sixty (60) trading days immediately preceding the date of grant of such Award, and (B) for all other purposes of the Plan, the last sale price at which Stock was traded on such date or, if no Stock was traded on such date, the next preceding date on which Stock was traded, as reported by Nasdaq or, if applicable, any other national stock exchange on which the Stock is traded or admitted to trading or (ii) if the Stock is not traded on an established stock exchange or a national market system, its fair market value as determined in good faith by the Committee.

“Good Reason” means, with respect to any Participant, the occurrence of any one or more of the following, unless the event occurs with a Participant’s express prior written consent; unless the event is an isolated, insubstantial and inadvertent action of failure to act which was not taken in bad faith and which is remedied by the Company within 30 days after receipt of notice thereof given by the Participant; or unless the event occurs in connection with the Participant’s Termination of Employment for Cause, Disability or death:

(i)	a material and sustained reduction in such Participant’s authority or responsibilities from the authority and responsibilities in effect at the beginning of the applicable Plan Cycle, other than an act that is remedied by the Company within 30 days after receipt of written notice thereof given by the Participant;

(ii)	a material reduction by the Company of the Participant’s base salary (other than a reduction as part of an overall reduction in compensation affecting more than fifty percent (50%) of all Participants); or

(iii)	a relocation of the Participant to a site other than the one where such Participant was based at the beginning of the applicable Plan Cycle, unless the site is within (50) miles of the Participant’s residence at the time of such relocation.

“Incumbent Board” means the individuals who, as of the Effective Date, constitute the Board.

“Nasdaq” means The Nasdaq Stock Market.

“Outstanding Company Common Stock” means, as of any date or time, the then-outstanding shares of Stock.

“Outstanding Company Voting Securities” means, as of any date or time, the then-outstanding voting securities of the Company entitled to vote generally in the election of directors.

“Participant” means an employee of the Company or any Subsidiary thereof who has been selected by the Committee for participation pursuant to the provisions of the Plan.

“Payout” means the actual number of shares of Stock to be distributed under the Plan to a Participant with respect to a Plan Cycle.

“Performance Goals” mean the level of performance for a Plan Cycle, as determined by reference to the Performance Measure(s), the attainment of which may result in a right (subject to the provisions of the Plan) to receive a Payout for such Plan Cycle. Unless otherwise specified by the Committee, the Performance Goals shall be further differentiated as follows:

(i) the “Threshold Performance Goal” which is the level of a given Performance Measure that, if attained for such Plan Cycle, will result in the Payout ascribed to such Performance Measure for such Plan Cycle;

(ii) the “Target Performance Goal” which is the level of a given Performance Measure that, if attained for such Plan Cycle, will result in the Payout ascribed to such Performance Measure for such Plan Cycle; and

(iii) the “Maximum Performance Goal” which is the level of a given Performance Measure that, if attained for such Plan Cycle, will result in the Payout ascribed to such Performance Measure for such Plan Cycle.

As provided in Section 6(b) below, failure to obtain any one Threshold Performance Goal, regardless of the level of achievement with respect to other Performance Measures, if any, shall result in no Payout for such Plan Cycle.

“Performance Measures” mean the particular performance measures for each Plan Cycle determined in the discretion of the Committee, based upon the Committee’s determination of the goals that will most effectively further the Company’s corporate objectives and chosen from the performance measures described in Section 5(d).

“Person” means any individual, entity or group within the meaning of the Exchange Act.

“Plan Cycle” means, the three-year period beginning January 1, 2004, and ending December 31, 2006 and each successive three-consecutive-year period beginning on each January 1 thereafter; provided that the Committee, in its discretion, may designate any other period as a Plan Cycle with respect to one or more Participants.

“Requisite Percentage” means a percentage in excess of the highest of thirty percent (30%) and the percentages of the Outstanding Company Common Stock and the Outstanding Company Voting Securities then-owned by Reuters and its controlled affiliates.

“Retirement” means a Participant’s voluntary Termination of Employment on or after his or her fifty-fifth (55th) birthday, provided that the sum of such Participant’s age and number of complete years of service to the Company and/or its Subsidiaries equals or exceeds sixty (60).

“Reuters” means Reuters Group PLC.

“Stock” means the common stock, $.01 par value, of the Company, subject to adjustments pursuant to Section 3.

“Subsidiary” means any corporation or other entity, whether domestic or foreign, which is consolidated with the Company in accordance with US generally accepted accounting principles.

“Termination of Employment” means the occurrence of any act or event that actually or effectively causes or results in the person’s ceasing, for whatever reason, to be an employee of the Company and of any Subsidiary, including, without limitation, death, Disability, dismissal, resignation, Retirement or severance as a result of the discontinuance, liquidation, sale or transfer by the Company or any Subsidiary of a business such entity owns or operates. A Termination of Employment shall occur with respect to a Participant who is employed by a Subsidiary if the Subsidiary shall cease to be a Subsidiary and the Participant shall not immediately thereafter become an employee of the Company or another Subsidiary. An approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the written policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing, shall not constitute a Termination of Employment.

“Weighting Factor” means a percentage determined by the Committee in respect of any Performance Measure by which the Payout shall be multiplied, and which reflects the portion of the total Payout for a Plan Cycle attributable to the attainment of that Performance Measure. In the aggregate, the Weighting Factors for all of the Performance Measures in respect of each Participant established for a Plan Cycle shall be 100%.

SECTION 2

ADMINISTRATION OF PLAN; COMMITTEE AUTHORITY TO SELECT PARTICIPANTS AND DETERMINE AWARDS

(a) Committee. The Plan shall be administered by a committee of not fewer than two “non-employee directors” within the meaning of Rule 16b-3(b)(3)(i) promulgated under the Exchange Act, or any successor definition, as selected from time to time. Each member of the Committee shall also be an “outside director” within the meaning of Section 162(m) of the Code and the regulations (including temporary and proposed regulations) promulgated thereunder. In addition, each member of the Committee shall meet the then applicable requirements and criteria of Nasdaq (or other market on which the Stock then trades) for qualification as an “independent director.” A majority of the members of the Committee shall constitute a quorum.

(b) Committee Actions. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held, except as specifically provided herein. All decisions and interpretations of the Committee shall be made in the Committee’s sole and absolute discretion and shall be final and binding on all persons, including the Company and Participants. Notwithstanding any other provision of the Plan, no action shall be taken in connection with the administration of the Plan that would cause Reuters to breach any listing rules of the London Stock Exchange or any other law or regulation applicable to Reuters or applicable to the Company. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held. The Committee shall serve without bond, except to the extent required by law.

(c) Powers of Committee. The Committee shall have the power and authority to grant Awards consistent with the terms of the Plan. For purposes of the Plan, the Committee’s powers shall include, but not be limited to, the following authority, in addition to all other powers provided by, or necessary to administer, the Plan:

(i)	to determine the time or times of grant, and the extent, if any, of Awards granted to any one or more Participants;

(ii)	to determine the Performance Goals, Performance Measures and other criteria for which the Committee has discretion under the Plan;

(iii)	to select or designate, for any Plan Cycle, the employees who shall become Participants under the Plan from time to time;

(iv)	to determine the number of shares of Stock to be covered by any Award;

(v)	to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and Participants;

(vi)	to provide for the forms of Agreement to be utilized in connection with the Plan;

(vii)	to determine at any time whether, to what extent, and under what circumstances Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or the Company and whether and to what extent the Company shall pay or credit amounts constituting deemed interest (at rates determined by the Committee) or dividends or deemed dividends on such deferrals;

(viii)	to accelerate, waive or, subject to Section 9, amend any or all of the goals, restrictions or conditions imposed under any Award;

(ix)	to accelerate at any time the payment of all or any portion of any Award;

(x)	at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as the Committee shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including any Agreement or other related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan;

(xi)	to determine the right of any person to compensation under the Plan;

(xii)	to appoint such agents, counsel, accountants, consultants, claims administrator and other persons as may be necessary or appropriate to assist in administering the Plan;

(xiii)	to sue or cause suit to be brought in the name of the Plan or the Company;

(xiv)	to determine whether and with what effect an individual has incurred a Termination of Employment;

(xv)	to obtain from Participants such information as is necessary for the proper administration of the Plan;

(xvi)	to execute and file such returns and reports as may be required with respect to the Plan; and

(xvii)	to make any adjustments or modifications permitted under the provisions of the Plan.

(d) Delegation of Authority to Make Awards. The Committee may, at any time or from time to time, delegate all or any portion of its responsibilities and powers under the Plan to the Chief Executive Officer of the Company, and all or any portion of its responsibilities that are purely ministerial to any appropriate employee of the Company, except as specifically provided herein. Notwithstanding the foregoing, no such delegation may be made (i) with respect to the grant, interpretation or amendment of, or exercise of discretionary authority or other non-ministerial acts with respect to, Awards granted to any Covered Employee or any “Officer” (within the meaning of Section 16a-1(f) of the Exchange Act) (or any employee who, in the Committee’s determination, may become a Covered Employee or “Officer”), or (ii) with respect to the responsibilities and powers of the Committee under Section 3(c) hereof.

SECTION 3

STOCK ISSUABLE UNDER THE PLAN; TERM OF PLAN;

RECAPITALIZATIONS; SUBSTITUTE AWARDS

(a) Stock Issuable. Subject to adjustment as provided in Section 3(c) hereof, the maximum number of shares of Stock reserved and available for issuance under the Plan initially shall be 20 million. In addition, (a) if any portion of an Award is forfeited, cancelled, satisfied without the issuance of Stock or otherwise terminated, the shares of Stock underlying such portion of the Award shall be added back to the shares of Stock available for issuance under the Plan and (b) if any shares of Stock are used by a Participant in connection with the satisfaction of any tax withholding obligation relating to an Award, whether by actual delivery, attestation or having shares withheld, only the number of shares net of shares of Stock tendered or withheld shall be deemed delivered for purposes of determining the maximum number of shares of Stock available for issuance under the Plan. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company. No more than 5 million shares of Stock may be subject to such Awards granted to any one individual during any one calendar year period.

(b) Term of Plan. No Awards shall be made after December 31, 2013. Notwithstanding the foregoing, outstanding Awards at the time of expiration of the Plan shall remain payable in accordance with their terms.

(c) Recapitalizations. Subject to the provisions of Section 9, if, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other corporate event or transaction, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, the Committee may make an appropriate or proportionate adjustment in (i) the maximum number and kind of securities reserved for issuance under the Plan (ii) the maximum number and kind of securities that may be granted to any individual pursuant to the last sentence of Section 3(a) hereof, and (iii) the number and kind of securities subject to any then outstanding Awards under the Plan. The Committee may, in its sole discretion, also make appropriate adjustments to the terms of any outstanding Awards to reflect or related to such corporate events or transactions or changes, including with respect to Performance Goals, Performance Measures or the length of a Plan Cycle; provided that, with respect to any Award to a Covered Employee that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, such adjustment shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility. Any adjustments by the Committee shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Committee in its discretion may make a cash payment in lieu of fractional shares.

(d) Substitute Awards. The Committee may grant Awards under the Plan in substitution for stock and stock based awards held by employees of another corporation who become employees of the Company or a Subsidiary as the result of a merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

SECTION 4

PERFORMANCE SHARE AWARDS

(a) Nature of Awards. As more specifically described in Sections 5, 6 and 7, a Performance Share Award entitles the recipient to acquire shares of Stock upon the attainment of specified Performance Goals over a specified Plan Cycle. The Committee, in its sole discretion, shall determine whether and to which employees, Awards shall be made, the Performance Goals and Performance Measures applicable under each such Award, the Plan Cycle, and all other limitations and conditions applicable to any such Awards.

(b) Rights as a Stockholder. A Participant receiving an Award shall have the rights of a stockholder only as to shares of Stock actually received by the Participant under the Plan and not with respect to shares of Stock subject to the Award but not actually received by the Participant. A Participant shall be entitled to receive a stock certificate or other evidence of the acquisition of shares of Stock under an Award only upon satisfaction of all conditions specified in the Agreement evidencing the Award.

SECTION 5

PERFORMANCE, PARTICIPATION, PERFORMANCE MEASURES AND PERFORMANCE CYCLES

(a) Participation. Before or near the beginning of each Plan Cycle, the Committee may select which employees of the Company or its Subsidiaries, if any, will become Participants in the Plan with respect to such Plan Cycle. The selection of an employee as a Participant for any Plan Cycle shall not require the selection of such employee for any subsequent Plan Cycle, or if such employee is so selected subsequent to the beginning of a Plan Cycle, such selection shall not require a modification of the date of participation with respect to such Plan Cycle for any other Participant. The Committee may consider any factors it deems pertinent in selecting an employee as a Participant for a Plan Cycle. Upon the selection of the Participant(s) for a Plan Cycle, the Committee shall provide the notices described in Section 5(f) below. A person will become a Participant with respect to a Plan Cycle only upon receipt of a written statement or letter from the Committee stating the person is a Participant and providing such additional information the Committee deems relevant.

(b) Participation of Newly Hired Employees. Except as provided in the sole discretion of the Committee, an individual must be an employee of the Company or its Subsidiaries as of the beginning of a Plan Cycle in order to be selected as a Participant for such Plan Cycle. If an individual first becomes an employee after the beginning of a Plan Cycle, the Committee may, in its discretion, designate such new employee as a Participant in such Plan Cycle. Unless the Committee, in its sole discretion, determines otherwise, all amounts payable under this Plan to such Participant for such Plan Cycle shall be prorated with respect to the date he or she first became an employee or such later date as designated by the Committee. The Committee may make such adjustments as it seems appropriate in order to effect this provision.

(c) Earned Shares. The number of shares of Stock that a Participant is entitled to receive under the Plan for a given Plan Cycle will be based upon the achievement of the Performance Goals with respect to such Plan Cycle, as determined upon the conclusion of the Plan Cycle in accordance with Section 6 below.

(d) Performance Measures and Weighting Factors. (i) The Performance Measures with respect to a Plan Cycle shall be by reference to the following measures: return on equity, return on invested capital, profit growth, cash flow growth, performance versus peer organizations, market share, net income (before or after taxes), Stock price, total shareholder return, expense management, revenue growth, net earnings (before or after taxes), earnings per share and earnings before or after taxes, interest, depreciation and/or amortization. Any Performance Measure(s) may be used to measure the performance of the Company, a Subsidiary and/or an Affiliate as a whole or any business unit of the Company, a Subsidiary and/or an Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or a published or special index that the Committee, in its sole discretion determines appropriate.

(ii) The Committee shall establish one or more Performance Measures for any Plan Cycle and, in the event more than one Performance Measure applies to a Participant, the Committee shall also establish the Weighting Factor for each such Performance Measure. It is the intent of the Committee that the Performance Goals, Performance Measures and Weighting Factors established for any Plan Cycle will not change during any Plan Cycle. However, certain circumstances identified at the discretion of the Committee may warrant a modification to the Performance Goals, Performance Measures or Weighting Factors; provided that, with respect to any Award to a Covered Employee that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, such modification shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility. These circumstances would include, but not be limited to, unforeseen events such as changes in law, regulations, or rulings; changes in accounting principles or practices; or an unplanned merger, acquisition, or divestiture. Participants will be notified of any such modification as soon as practicable. Different Performance Measures, Performance Goals and Weighting Factors may be established with respect to similarly situated Participants, and the Performance Measures, Performance Goals and Weighting Factors established with respect to one Participant shall not have an effect on or in any way limit the Performance Measures, Performance Goals and Weighting Factors applied to another Participant.

(e) Performance Goals. For each Performance Measure established by the Committee for a Plan Cycle, the Committee shall establish the levels of the Threshold Performance Goal, the Target Performance Goal and the Maximum Performance Goal. At the time it establishes the Performance Goals for each Performance Measure, the Committee shall have the discretion, where practicable, to establish whether and how the amounts payable in respect of the Performance Goals shall be prorated if the actual performance for the Plan Cycle is between the Performance Goals established by the Committee.

(f) Notice of Participation. After an employee has been designated as a Participant for a Plan Cycle, the Committee shall provide such Participant with a notice setting forth the Performance Measure(s), Performance Goals and Weighting Factors, if any, for the Participant for such Plan Cycle. If requested by the Board, the Committee shall also provide the Board with a list of the employees designated as Participants and a description of the Performance Measure(s), Performance Goals and Weighting Factors, if any, for such Plan Cycle.

SECTION 6

CALCULATING THE PAYOUT

(a) General. As soon as practicable following the end of a Plan Cycle, the Committee shall calculate the Payout to each Participant based upon the actual performance of the Company or any entity, division or portion thereof and the Performance Measures, Performance Goals and Weighting Factors established for such Plan Cycle and such Participant. Moreover, in the manner required by Section 162(m) of the Code, the Committee shall, promptly after the date on which the necessary financial and other information for a particular Plan Cycle becomes available, certify the extent to which Performance Goals have been achieved with respect to any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. In addition, the Committee may, in its discretion, reduce or eliminate the amount of any Award payable to any Participant, based on such factors as the Committee may deem relevant, but the Committee may not increase the amount of any Award payable to any Participant above the amount established in accordance with the relevant Performance Goals with respect to any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

(b) The Payout. The actual Payout to be distributed to a Participant with respect to a Plan Cycle may range over a set of compensation values determined by the Committee, as further described in this section.

(i) If the actual performance during the Plan Cycle shall be less than the Threshold Performance Goal for any Performance Measure, the Payout shall be zero.

(ii) If the actual performance during the Plan Cycle shall equal or exceed each of the Threshold Performance Goals, the Payout shall be the Payout previously identified in respect of each of the Performance Goals attained and multiplied by the appropriate Weighting Factor, up to the Payout ascribed to such Performance Measure upon attainment of the related Maximum Performance Goal.

(iii) If the actual performance for the Plan Cycle is between the Performance Goals established by the Committee and if the Committee provided for proration, the applicable Payout will be prorated accordingly (and adjusted by any applicable Weighting Factor). If the Committee chose not to provide for proration, the Payout shall be the next closest lowest achieved Performance Goal as determined by the Committee.

SECTION 7

MAKING THE PAYOUT

(a) Normal Payout. Except as otherwise provided in the Plan, and subject to the condition of continued employment with the Company or a Subsidiary, as set forth in this Section 7 below, the Payout to a Participant for a completed Plan Cycle shall be made in shares of Stock within three months following the close of the Plan Cycle; provided, however, that the Committee may, in its discretion, defer payment until audited financial data is available. Each Participant shall receive a payment equal to the full value, after applicable tax withholding, of his or her Payout for such Plan Cycle; provided, however, except as otherwise provided herein, shares of Stock with a value equal to fifty percent (50%) of the net, after-tax value of each Participant’s Payout shall be required to be retained by the Participant until he or she incurs a Termination of Employment. Payouts under this Section 7(a) are conditioned upon the Participant’s compliance with any non-compete and/or confidentiality provision in any written agreement between the Participant and the Company. Unless the Committee provides otherwise in writing, upon the date of any violation of any such non-compete and/or confidentiality provision, the person shall immediately cease to be a Participant with respect to all Plan Cycles and forfeit any and all of his or her outstanding Awards, and any amount not yet distributed to such Participant under this Section 7(a) shall immediately and automatically be forfeited, whether or not such violation results in a Termination of Employment with the Company or any of its Subsidiaries.

(b) Forfeiture. If a Participant initiates a Termination of Employment with the Company for any reason other than for death, Disability, Retirement or Good Reason, or the Participant incurs a Termination of Employment for Cause, unless the Committee provides otherwise in writing, the person shall immediately cease to be a Participant with respect to all Plan Cycles and forfeit any and all of his or her outstanding Awards, and any amount not yet distributed to such Participant under Section 7(a) shall immediately and automatically be forfeited, whether or not such Termination of Employment occurs during the term of the Plan Cycle.

(c) Termination without Cause, for Good Reason or due to Retirement, Disability or Death. A Participant’s Termination of Employment with the Company under the circumstances set forth in this Section 7(c) shall not result in the forfeiture of the Participant’s Awards or other rights to receive certain Payouts under the Plan: If the Participant incurs a Termination of Employment with the Company that is initiated by the Company without Cause, or by the Participant for Good Reason, or is the result of the Participant’s Disability, Retirement or death, then the Participant (or, in the case of a Termination of Employment due to the Participant’s death, the Participant’s Beneficiary, as described in Section 7(e) below) shall receive Payouts equal to (i) the unpaid portion of a Participant’s Payout for any Plan Cycle which has ended prior to the date of such Termination of Employment and for which Payouts have not been completed as of the date of such Termination of Employment, and (ii) a pro rata Payout, if any, determined with respect to each partial Plan Cycle based upon the product of (A) a fraction, the numerator of which is the number of months which have elapsed in the Plan Cycle prior to the date of such Termination of Employment and the denominator of which is the total number of months in the Plan Cycle, and (B) the Payout such Participant would have received had he or she remained employed until the end of the Plan Cycle, based upon the actual achievement as of the end of the Plan Cycle of the Performance Goals with respect to the applicable Performance Measures and Weighting Factors, if any, established for such Plan Cycle, which payment shall be made at the time Payouts are made to active Participants in the Plan generally. No future rights in respect of the Plan will be provided to such Participant.

(d) Change in Control. Upon a Change in Control, each Participant (or the Beneficiary of each deceased Participant) shall receive the Payout for any Plan Cycles which have ended prior to the date of such Change in Control as soon as reasonably practicable following the date of the Change in Control. With respect to Plan Cycles which have not been completed as of the date of the Change in Control, the Committee shall determine the Payout for each Participant with respect to each uncompleted Plan Cycle as of the date of the Change in Control, which shall be a pro rata Payout for each partial Plan Cycle equal to the product of (i) a fraction, the numerator of which is the number of months which have elapsed in the Plan Cycle prior to the date of such Change in Control and the denominator of which is the total number of months in the Plan Cycle, and (ii) the Payout such Participant would have received with respect to such Plan Cycle if the Target Performance Goal was attained with respect to each Performance Measure. Such Payout shall be made as soon as reasonably practicable following the date of the Change in Control.

(e) Designation of Beneficiaries. Each Participant from time to time may name any one or more person or entity (who or which may be named concurrently or successively) to whom or which the Participant’s Payout under the Plan is to be paid if the Participant dies before he or she receives all of such Payouts under the Plan (“Beneficiary”). Each such Beneficiary designation will revoke all prior designations by the Participant, shall not require the consent of any previously named Beneficiary, shall be in a form prescribed by the Committee and will be effective only when filed with the Committee during the Participant’s lifetime. If a Participant fails to designate a Beneficiary before his or her death, as provided above, or if the Beneficiary designated by a Participant dies before the date of the Participant’s death or before complete payment of the Participant’s Payout, the Committee shall pay the Participant’s benefits to the legal representative or representatives of the estate of the last to die of the Participant and his designated Beneficiary.

(f) Facility of Payment. When a Participant is under a legal disability or, in the Committee’s opinion, is in any way incapacitated so as to be unable to manage his or her affairs, the Committee may direct the payment of a Payout to such Participant’s legal representative, or to a relative or friend of such Participant for such Participant’s benefit, or the Committee may direct the application of such Payouts for the benefit of such Participant in such manner as the Committee considers advisable. Any Payouts made in accordance with the preceding sentence shall be a full and complete discharge of any liability for such Payouts under the Plan, and no Committee member nor the Company shall have any duty to inquire as to whether a legal disability or other incapacity exists, or for any determination with respect thereto

SECTION 8

TAX WITHHOLDING

(a) Payment by Participant. Each Participant shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the Participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. The Company’s obligation to deliver stock certificates or other evidence of share ownership to any Participant is subject to and conditioned on tax obligations being satisfied by the Participant.

(b) Payment in Stock. Subject to approval by the Committee, a Participant may elect to have the tax withholding obligations described in Section 8(a) above satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the required statutory minimum (but no more than such required minimum) with respect to the Company’s withholding obligation, or (ii) transferring to the Company shares of Stock owned by the Participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the required statutory minimum (but no more than such required minimum) with respect to the Company’s withholding obligation.

SECTION 9

AMENDMENTS AND TERMINATION

(a) Procedures. The Board may, at any time, amend or discontinue the Plan, and the Committee may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s written consent, except as set forth in Section 9(b) below.

If and to the extent determined by the Committee to be required by the rules of Nasdaq or any other law or regulation, Plan amendments (including, without limitation, an increase in the number of shares of Stock as to which Awards may be granted under the Plan) shall be subject to approval by the Company’s stockholders entitled to vote at a meeting of stockholders. Nothing in this Section shall limit the Committee’s authority to take any action permitted pursuant to Section 3.

(b) Distribution on Termination of Plan. Subject to Section 7(b), upon termination of the Plan, each Participant (or the Beneficiary of each deceased Participant) shall receive the Payout for any Plan Cycles which have ended prior to the date of Plan termination as soon as reasonably practicable following the date of Plan termination. With respect to Plan Cycles which have not been completed as of the date of Plan termination, the Committee shall determine the Payout for each Participant with respect to the uncompleted Plan Cycles as of the date of the Plan termination, which shall be a pro rata Payout for each partial Plan Cycle based upon the product of (A) a fraction, the numerator of which is the number of months which have elapsed in the Plan Cycle prior to the date of Plan termination and the denominator of which is the total number of months in the Plan Cycle, and (B) the actual achievement as of the date of Plan termination of any Performance Goals (based upon the proportion of the Plan Cycle during which the Plan was in effect), which payment shall be made as soon as reasonably practicable following the date of Plan termination.

SECTION 10

STATUS OF PLAN

Unless the Committee shall otherwise expressly determine in writing, with respect to Payouts not received by a Participant, a Participant shall have no rights greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to aid the Company in meeting its obligations to deliver Stock with respect to Payouts hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence. The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended.

SECTION 11

GENERAL PROVISIONS

(a) No Distribution; Compliance with Legal Requirements. The Committee may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares for investment and without a view to distribution thereof. No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal, Nasdaq and similar requirements have been satisfied. The Committee may require the placing of such stop orders and restrictive legends on certificates or other evidence of ownership regarding Stock and Awards, as it deems appropriate.

(b) Delivery of Stock Certificates or Other Evidence of Ownership. To the extent the Company uses certificates to represent shares of Stock, certificates to be delivered to Participants under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the Participant, at the Participant’s last known address on file with the Company. Any reference in this Section or elsewhere in the Plan to actual stock certificates and/or the delivery of actual stock certificates shall be deemed satisfied by the electronic record-keeping and electronic delivery of shares of Stock or other mechanism then utilized by the Company and its agents for reflecting ownership of such shares.

(c) Trading Policy Restrictions. Awards under the Plan shall be subject to such Company insider-trading-policy-related restrictions, terms and conditions as may be established by the Committee, or in accordance with policies set by the Committee, from time to time.

(d) Code Section 162(m). No Award shall be effective if such Award is granted to a Covered Employee and the Committee has determined that such Award should be structured so that it is not “applicable employee remuneration” under such Section 162(m) unless and until the terms of this Plan, including any amendment hereto, have been approved by the Company’s stockholders in the manner and to the extent required under such Section 162(m).

(e) Nonalienation of Plan Benefits. A Participant or Beneficiary may not sell, assign, margin, transfer, pledge, encumber, convey, gift, hypothecate or otherwise dispose of any Award, any interest in a Payout or the right to receive Payout under this Plan, either voluntarily or involuntarily, except by will, by the laws of descent or distribution, or as set forth in Section 7(e) above.

(f) No Employment Rights. Under no circumstances shall the terms of employment of any Participant be modified or in any way affected by the establishment or continuance of this Plan. The maintenance of this Plan shall not constitute a contract of employment. The Plan will not give any Participant a right to be retained in the employment of the Company.

(g) No Personal Liability. To the extent permitted by law, no person (including any member of the Committee or any present or former employee of the Company) shall be personally liable for any act done or omitted to be done in good faith in the administration of the Plan.

(h) Successors. The Plan is binding on all persons entitled to benefits hereunder and their respective heirs and legal representatives and on the Company and its successor, whether by way of merger, consolidation, purchase or otherwise.

(i) Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be enforced as if the invalid provisions had never been set forth herein.

(j) No Effect on Other Employee Compensation Plans. Nothing in this Plan shall prevent or limit the Participant’s continuing or future participation in any other plan, program, policy or practice of the Company for which the Participant may qualify, nor shall anything in this Plan limit or otherwise affect the rights of the Participant under any other plan, program, policy, practice, contract or agreement to which the Company may be a party. Any amounts payable or rights or benefits furnished the Participant under any other plan, program, policy, practice, contract or agreement with the Company at or subsequent to the Participant’s Termination of Employment shall be payable in accordance with the terms of such plan, program, policy, practice, contract or agreement and without regard to this Plan. Amounts payable or in respect of this Plan shall not be taken into account with respect to any other employee benefit plan or arrangement of the Company.

(k) No Additional Obligation. Nothing contained in the Plan shall prevent the Company from adopting other or additional compensation or benefit arrangements for its employees.

(l) Records. The Committee will maintain, or cause to be maintained, records of rules, if any, it may from time to time adopt pursuant to the Plan and such other matters with respect to the Plan, its grants, and its payments hereunder as it shall deem necessary to ensure effective administration of the Plan.

(m) Offset. Any amounts owed to the Company by the Participant of whatever nature may be offset by the Company from the value of any cash or shares of Stock payable under this Plan, and no cash or shares of Stock shall be paid under this Plan unless and until all disputes between the Company and the Participant have been fully and finally resolved and the Participant has waived all claims to such against the Company.

(n) Indemnification. The officers, directors and employees of the Company, as well as the Committee members, shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with the Company’s written approval) or paid by them in satisfaction of a judgment in any such action, suit or proceeding. The foregoing provision shall not be applicable to any person if the loss, cost, liability or expense is due to such person’s gross negligence or willful misconduct.

(o) Headings. The headings contained in this Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.

(p) Gender and Number. Words denoting the masculine gender include the feminine and neuter genders, and the singular shall include the plural and the plural shall include the singular wherever required by the context.

SECTION 12

EFFECTIVE DATE OF PLAN

This Plan shall become effective upon the Effective Date. Subject to such approval by the stockholders and to the requirement that no Stock may be issued hereunder prior to such approval, Awards may be granted hereunder on and after adoption of this Plan by the Board.

SECTION 13

GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of New York, applied without regard to conflict of law principles.